EXHIBIT 21.1

RESMED INC.
SUBSIDIARIES OF THE REGISTRANT AS OF JUNE 30, 2023

The following is a list of subsidiaries of ResMed Inc. as of June 30, 2023, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary as defined by Rule 1-02(w) of Regulation S-X.

Company	Jurisdiction of Formation
ResMed Corp.	Minnesota
ResMed (UK) Ltd	United Kingdom
ResMed Asia Pacific Ltd	Australia
ResMed Beteiligungs GmbH	Germany
ResMed Holdings Pty Ltd	Australia
ResMed Pty Ltd	Australia
ResMed GmbH and Co KG	Germany
ResMed Motor Technologies Inc.	Delaware
ResMed SAS	France
ResMed Paris SAS	France
ResMed European Operations B.V	Netherlands
ResMed Sensor Technologies Ltd	Ireland
ResMed Humidification Technologies GmbH	Germany
ResMed Capital Holdings Pty Ltd	Australia
Brightree LLC	Delaware
Brightree Home Health & Hospice LLC	Delaware
Brightree Patient Collections LLC	Delaware
ResMed (Beijing) Trading Co. Ltd	China
ResMed Operations Inc.	Delaware
ResMed Global Holdings Ltd	United Kingdom
ResMed Asia Pte Ltd	Singapore
Healthcarefirst, Inc.	Texas
MatrixCare, Inc	Delaware
Reciprocal Labs Corp. (dba Propeller Health)	Delaware
ResMed Digital Health Inc.	Delaware
ResMed SaaS Holdings, Inc.	Delaware
ResMed Germany Saas Holdings GmbH	Germany
MediFox-Dan Investment GmbH	Germany